CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2017, relating to the financial statements and financial highlights of Iron Horse Fund, a series of Northern Lights Fund Trust (the predecessor fund to the Rational Iron Horse Fund, a series of Mutual Fund and Variable Insurance Trust), for the year ended March 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 24, 2017